Exhibit 99.1

National Bank Holdings Corporation Appoints New Board Director

Company Release – October 27, 2021

DENVER. - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors appointed Ms. Alka Gupta as a Director of the Company, effective November 1, 2021. Gupta will serve on the Audit & Risk Committee.

Gupta is a Fortune 500 executive and tech entrepreneur with deep experience in digital transformation. She is currently a Venture Partner at Fin Venture Capital, a fintech B2B focused global venture fund. She was also a Co-Founder of and former President at GlobaliD, Inc., a venture backed, portable, and interoperable identity platform leveraging the blockchain where she continues to serve on the Board. Previously, Gupta was an executive at eBay/PayPal as Head of Strategy for eBay Marketplaces building new growth strategies in areas such as mobile commerce and cross-border payments. Gupta is a member of the Board of MoneyGram (NASDAQ: MGI), a cross-border P2P payments and money transfer company. Gupta earned her M.B.A. from the University of Pennsylvania Wharton School and her B.S. from Case Western Reserve University.

Tim Laney, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to welcome Alka to our Board of Directors. Her strong technology, payments, and fintech background complements the skills and experience of our established Board. We believe she will bring valuable insight as we execute our strategy to deliver a comprehensive digital financial ecosystem for small and medium-sized businesses.”

“I am honored to have the opportunity to bring my experiences to the Board of NBHC. I look forward to furthering NBHC’s commitment to investing in its clients, communities and associates with the goal of making a meaningful and lasting impact,” Ms. Gupta said.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 81 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah and New

Mexico. Its comprehensive residential mortgage banking group primarily serves the bank's core footprint. NBH Bank operates under the following brand names: Community Banks of Colorado and Community Banks Mortgage, a division of NBH Bank, in Colorado, Bank Midwest and Bank Midwest Mortgage in Kansas and Missouri, and Hillcrest Bank and Hillcrest Bank Mortgage in Texas, Utah and New Mexico. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors: Media:

Aldis Birkans, 720-554-6640 Jody Soper, 303-784-5925

Chief Financial Officer Chief Marketing Officer

ir@nationalbankholdings.com Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation